                                                                      Exhibit 21

                                  SUBSIDIARIES



NAME                                               JURISDICTION OF INCORPORATION

Student Advantage Securities Corporation           Massachusetts

ScholarAid.com, Inc.                               Delaware

College411.com, Inc.                               Delaware

eStudentLoan, Inc.                                 Delaware